EXHIBIT 99.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

ENERGY PARTNERS, LTD., a	)
Delaware corporation,	)
)
Plaintiff,	)
)
v.	)	C.A. No.
)
STONE ENERGY CORPORATION, a	)
Delaware corporation,	)
)
Defendant.	)
COMPLAINT FOR DECLARATORY RELIEF
     Plaintiff Energy Partners, Ltd. (“Energy Partners”) hereby brings this action for declaratory relief against defendant Stone Energy Corporation (“Stone”). Plaintiff alleges, upon knowledge as to itself and its own acts and upon information and belief as to all other matters, as follows:
SUMMARY OF ACTION
     1. Energy Partners brings this action to obtain a declaration that Section 6.2(e) of the merger agreement dated as of June 22, 2006 by and among Energy Partners, Stone, and a wholly owned acquisition subsidiary of Energy Partners (the “Merger Agreement”) (i) does not prohibit the board of directors of Energy Partners (the “Board”) from fulfilling its fiduciary duty to inform itself regarding proposals made to acquire the company, including by speaking with and providing information to any potential acquiror; and (ii) does not prohibit Energy Partners from soliciting, initiating or encouraging from any person any inquiry, offer or proposal that could lead to a merger, consolidation or other type of acquisition of Energy Partners, including discussing an unsolicited proposal to acquire all of the outstanding stock of Energy Partners that was announced on August 28, 2006 by ATS Inc., an indirect wholly owned subsidiary of Woodside Petroleum Ltd.
THE PARTIES AND RELEVANT NON-PARTIES
     2. Plaintiff Energy Partners is a Delaware corporation with its principal place of business in New Orleans, Louisiana. Energy Partners is an independent oil and natural gas exploration and production company with current operations concentrated in the Gulf of Mexico.
     3. Defendant Stone is a Delaware corporation with its principal place of business in Lafayette, Louisiana. Stone is an independent oil and natural gas company engaged in the acquisition and subsequent exploration, development, operation and production of oil and natural gas properties located, among other places, in the Gulf of Mexico and the Rocky Mountain region.
     4. Non-party Woodside Petroleum Ltd. (together with its wholly owned subsidiary ATS Inc., “Woodside”) is a listed Australian oil and gas exploration and production company with both Australian and international operations.
THE ENERGY PARTNERS – STONE MERGER AGREEMENT
     5. The Merger Agreement provides that Stone will merge with and into a wholly owned subsidiary of Energy Partners (the “Merger”).
     6. Article VI of the Merger Agreement, entitled “Conduct of Business Pending the Merger,” addresses the conduct of Stone’s and Energy Partners’ businesses pending the closing of the Merger. Section 6.1 of the Merger Agreement (“Section 6.1”) is entitled “Conduct of Business by Target Pending the Merger” and generally requires Stone to “conduct its business in the ordinary course consistent with past practice.”

Section 6.1 then lists nineteen specific actions that Stone is prohibited from taking pending the Merger.
     7. Section 6.2 of the Merger Agreement (“Section 6.2”) is entitled “Conduct of Business by Parent Pending the Merger” and lists actions that Energy Partners is prohibited from taking pending the closing of the Merger. Section 6.2(e) is a general catch-all provision that prohibits Energy Partners from taking actions in the ordinary course of business that would materially impair the consummation of the Merger.
Section 6.2(e) provides:
6.2 Conduct of Business by [Energy Partners] Pending the Merger. Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither [Energy Partners] nor any of its Subsidiaries, without the prior written consent of [Stone], shall:
(e) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 8.1, 8.2, or 8.3 or (b) at, or as of any time prior to, the Effective Time, or that would reasonably be expected to materially impair the ability of [Stone], [Energy Partners], Merger Sub or the holders of [Stone] Common Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation.
     8. Neither Section 6.1 nor Section 6.2 identify as a prohibited action the soliciting, initiating or encouraging from any person any inquiry, offer or proposal that is reasonably likely to lead to a merger, consolidation or other type of acquisition of Stone or Energy Partners. Nothing in Section 6.2(e) prohibits the Energy Partners board from fulfilling its fiduciary duty to inform itself regarding proposals made to acquire the company, including by speaking with and providing information to any potential acquirer. Nothing in Section 6.2(e) prohibits Energy Partners from soliciting, initiating or encouraging from any person any inquiry, offer or proposal that could lead to a merger, consolidation or other type of acquisition of Energy Partners, including discussing an unsolicited proposal to acquire all of the outstanding stock of Energy Partners that was announced on August 28, 2006 by ATS Inc., an indirect wholly owned subsidiary of Woodside Petroleum Ltd. Indeed, Article VI of the Merger Agreement does not contain any restriction of any type that would limit or prevent Stone or Energy Partners from soliciting, considering, discussing, entering into or consummating acquisition proposals.
     9. Article VII of the Merger Agreement, entitled “Additional Agreements,” explicitly addresses acquisition proposals from third parties. Section 7.2 of the Merger Agreement (“Section 7.2”) is entitled “Acquisition Proposals” and sets forth a detailed no-shop provision that prohibits Stone from soliciting, initiating or encouraging from any person any inquiry, offer or proposal that is reasonably likely to lead to a merger, consolidation or other type of acquisition of Stone (the “Stone No-Shop Provision”). The Stone No-Shop Provision contains a “fiduciary out” to consider and discuss an unsolicited acquisition proposal for Stone if the Stone board of directors determines in good faith that consideration of an unsolicited acquisition proposal is necessary to comply with their fiduciary duties and other criteria listed in Section 7.2(a) are satisfied.
     10. Article VII of the Merger Agreement does not contain similar no-shop and fiduciary out provisions applicable to Energy Partners. Article VII of the Merger Agreement is silent as to any restrictions on Energy Partners from exploring strategic alternatives, including soliciting, considering, or discussing acquisition proposals for Energy Partners from third parties.
     11. During the negotiation of the Merger Agreement, Stone specifically requested that Energy Partners agree to a no-shop provision mirroring Section 7.2.

Energy Partners refused, Stone accepted that position and the Merger Agreement as executed does not contain any such provision.
THE WOODSIDE ACQUISITION PROPOSAL
     12. On August 28, 2006, Woodside made a tender offer for the outstanding shares of common stock of Energy Partners (the “Woodside Tender Offer”). Among other things, Woodside disclosed its belief that Section 6.2(e) of the Merger Agreement prohibits Energy Partners from soliciting, initiating or encouraging from any person any inquiry, offer or proposal that is reasonably likely to lead to a merger, consolidation or other type of acquisition of Energy Partners, including discussing the Woodside Tender Offer with Woodside.
     13. Energy Partners has advised Stone that Energy Partners believes the Woodside interpretation is (i) inconsistent with the plain language of Section 6.2(e) and the Merger Agreement as a whole and (ii) conflicts with the negotiating history and the parties’ intent. Energy Partners asked Stone to confirm that it agreed with Energy Partners’ interpretation. Stone has informed Energy Partners that its does not agree with Energy Partners’ reading of Section 6.2(e) and the Merger Agreement.
COUNT I
Declaratory Judgment – Section 6.2(e) of the Merger Agreement
     14. Energy Partners repeats and realleges the allegations set forth above as if fully set forth herein.
     15. An actual and justiciable legal controversy exists as to whether Section 6.2(e) of the Merger Agreement prohibits Energy Partners from exploring strategic alternatives, including but not limited to discussing unsolicited acquisition proposals with third parties.

     16. Energy Partners is entitled to a declaration that the Merger Agreement does not prohibit Energy Partners from (i) fulfilling its fiduciary duties by speaking with parties making proposals or expressions of interest to acquire Energy Partners, or (ii) from soliciting, initiating or encouraging from any person any inquiry, offer or proposal that is reasonably likely to lead to a merger, consolidation or other type of acquisition of Energy Partners, including discussing with third parties unsolicited acquisition proposals.
     17. Energy Partners lacks an adequate remedy at law.
     WHEREFORE, Energy Partners respectfully requests that this Court enter an order:
          a. declaring that the Merger Agreement does not prohibit Energy Partners from soliciting, initiating or encouraging from any person any inquiry, offer or proposal that is reasonably likely to lead to a merger, consolidation or other type of acquisition of Energy Partners, including discussing with third parties unsolicited acquisition proposals;
          b. awarding Energy Partners its costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and
          c. granting Energy Partners such other and further relief as this Court may deem just and proper.

/s/ Kevin G. Abrams

Of Counsel:	Kevin G. Abrams (#2375)
J. Travis Laster (#3514)
Cahill Gordon & Reindel LLP	Matthew F. Davis (#4696)
80 Pine Street	Abrams & Laster LLP
New York, New York 10005	Brandywine Plaza West
(212) 701-3000	1521 Concord Pike, Suite 303
Wilmington, Delaware 19803
Wachtell, Lipton, Rosen & Katz	(302) 778-1000
51 West 52nd Street

New York, New York 10019	Attorneys for Energy Partners, Ltd.
(212) 403-1000
Dated: September 7, 2006